Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152543

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2009

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 25, 2008)

             Shares

BB&T Corporation

COMMON STOCK

We are offering              shares of our common stock, par value $5.00 per share, which we refer to as the “common stock.” Our common stock is listed on the New York Stock Exchange under the symbol “BBT.” On August 14, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $28.23 per share.

The underwriters also may purchase up to an additional              shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 to read about factors you should consider before buying our common stock.

Our common stock is not a savings account, deposit or other obligation of any of our bank or nonbank subsidiaries. The common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to BB&T
Per Share	$	$	$
Total	$	$	$

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2009.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities

Co-Manager

BB&T Capital Markets

                    , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making a decision about whether to invest in the common stock. We have not authorized anyone to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where the offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates or the date of the document incorporated by reference, as applicable.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “BB&T,” “we,” “us,” “our” or similar references mean BB&T Corporation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated July 25, 2008, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation of Certain Information by Reference.”

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

We have registered the common stock under a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) under Registration No. 333-152543. We are using this prospectus supplement and the accompanying prospectus to offer the common stock. You should read each of these documents and consider the information contained in the documents identified under the heading “Incorporation of Certain Information by Reference” below before investing in the common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009 and our quarterly report on Forms 10-Q and 10-Q/A for the quarter ended June 30, 2009;

•	our current reports on Form 8-K filed on February 3, 2009, April 28, 2009, May 4, 2009, May 8, 2009, May 18, 2009, June 9, 2009, June 23, 2009, June 24, 2009, July 28, 2009 and August 17, 2009; and

•	the description of our common stock, par value $5.00 per share, contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 1991.

All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our common stock offering are incorporated by reference in this prospectus supplement (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference in this prospectus supplement.

We will provide without charge to each person (including any beneficial owner) to whom a prospectus supplement is delivered, on the written or oral request of any such person, a copy of any or all of these filings (other than the exhibits to such documents, unless that exhibit is specifically incorporated by reference in that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Investor Relations, Telephone: (336) 733-3058.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. Factors that could cause actual results to differ materially from those contemplated by forward-looking statements are identified in this prospectus supplement under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2008 that is referenced under that heading, and also may include the following:

•

general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes and values of loans made or held as well as the value of other financial assets we hold;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to us;

•	adverse changes may occur in the securities markets;

•	our competitors may have greater financial resources and develop products that enable them to compete more successfully than us;

•

unpredictable natural or other disasters could have an adverse effect on us in that such events could materially disrupt our operations or the ability or willingness of our customers to access the financial services we offer;

•	costs or difficulties related to the integration of our businesses with those of our merger partners may be greater than expected, including the integration of our acquisition of Colonial Bank;

•	expected cost savings associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames, including our acquisition of Colonial Bank; and

•	deposit attrition, customer loss or revenue loss following completed mergers and acquisitions, including our acquisition of Colonial Bank, may be greater than expected.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to the “Risk Factors” section of this prospectus supplement and to our Annual Report on Form 10-K for the year ended December 31, 2008 on file with the SEC, including the section entitled “Risk Factors.” We have no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

iii

SUMMARY

This summary highlights certain information about us and this offering. This summary may not contain all of the information that may be important to you. To understand the terms of the common stock, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement, and the information incorporated herein by reference.

BB&T Corporation

We are a financial holding company headquartered in Winston-Salem, North Carolina. We conduct our business operations primarily through our commercial bank subsidiary, Branch Banking and Trust Company (“Branch Bank”), which has offices in North Carolina, South Carolina, Virginia, Maryland, Georgia, West Virginia, Tennessee, Kentucky, Alabama, Florida, Indiana and Washington, D.C. In addition, our operations consist of a federally chartered thrift institution, BB&T Financial, FSB, and several nonbank subsidiaries that offer various financial services products. Substantially all of the loans by our bank and nonbank subsidiaries are to businesses and individuals in these market areas. Our principal assets are all of the issued and outstanding shares of common stock of Branch Bank and our other subsidiaries. As of June 30, 2009, we had consolidated total assets of $152.4 billion, consolidated loans of $100.3 billion, consolidated deposits of $102.2 billion and consolidated shareholders’ equity of $14.8 billion.

Branch Bank provides a wide range of banking and trust services for retail and commercial clients in its geographic markets including small and mid-size businesses, public agencies, local government and individuals. Branch Bank also markets trust services and a wide range of deposit services to individuals and businesses. Branch Bank and its operating subsidiaries offer, among other services, lease financing to businesses and municipal governments; factoring; discount brokerage services and sales of annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation; insurance premium financing; permanent financing for commercial real estate; loan servicing for third-party investors; and direct consumer finance loans to individuals. Our direct nonbank subsidiaries provide a variety of financial services, including automobile lending, equipment financing, payroll processing, asset management, full-service securities brokerage and capital markets services.

Our common stock is traded on the New York Stock Exchange under the symbol “BBT.” Our executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is (336) 733-2000.

We refer you to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as described in the section “Incorporation of Certain Information by Reference” for more information about us and our businesses.

Risk Factors

An investment in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-6 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Recent Developments—Colonial Bank Acquisition

The following summary highlights selected information related to our acquisition of the business and certain assets and liabilities of Colonial Bank. Our actual results could differ materially from the anticipated effects of the acquisition as described below. The summary below reflects the preliminary analysis of our management with respect to the anticipated effects of the acquisition, and is subject to change. It may not contain all of the information that is important to you and is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement, including the information set forth under the caption “Risk Factors—Risks Related to Acquisition of the Business and Assets of Colonial Bank” and the terms of the purchase and assumption agreement filed as an exhibit to our Current Report on Form 8-K filed on August 17, 2009. The final carrying values of acquired loans and other acquired assets and assumed liabilities will be recorded and disclosed in future filings with the SEC and will reflect management’s best estimate of the fair value of each of these assets and liabilities as of the date of acquisition. All financial and other numeric measures of Colonial Bank as described below were based upon information as of June 30, 2009 and may be subject to change.

Overview

Effective August 14, 2009, Branch Bank assumed all deposits and acquired certain assets and liabilities of Colonial Bank, an Alabama state-chartered bank headquartered in Montgomery, Alabama (“Colonial Bank”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Colonial Bank (the “Acquisition”), pursuant to the terms of a purchase and assumption agreement entered into by Branch Bank and the FDIC on August 14, 2009 (the “Agreement”).

Under the terms of the Agreement, Branch Bank acquired approximately $21.8 billion in assets, including approximately $14.2 billion in loans held and other real estate owned by Colonial Bank, $4.0 billion of marketable securities, $1.5 billion of cash and cash equivalents (excluding cash paid by the FDIC to complete the Acquisition) and $2.1 billion of other assets. Branch Bank also assumed approximately $23.7 billion in liabilities, including approximately $20.1 billion in customer deposits, $3.3 billion in liabilities to the Federal Home Loan Bank and $263 million in securities repurchase obligations. No other assets were acquired or liabilities assumed from Colonial Bank or its parent entity, Colonial BancGroup, Inc. The deposits were acquired at a premium of 2.77% (except for brokered deposits, CDARS and any market place or similar subscription services deposits, which were acquired without a premium) and certain loans were acquired at a discount to Colonial Bank’s historic book value as of June 30, 2009 of approximately $4.5 billion, subject to customary adjustments. In connection with the Acquisition, the FDIC will make a payment to Branch Bank in the amount of approximately $3.5 billion, subject to a customary post-closing adjustment based upon the final closing date balance sheet for Colonial Bank. The terms of the Agreement provide for the FDIC to indemnify Branch Bank against claims with respect to liabilities and assets of Colonial Bank or any of its affiliates not assumed or otherwise purchased by Branch Bank and with respect to claims made by shareholders of Colonial BancGroup, Inc.

All of Colonial Bank’s 346 banking offices located in Alabama, Florida, Georgia, Texas and Nevada have reopened as branches of Branch Bank. The physical branch locations and leases were not immediately acquired by Branch Bank in the Acquisition. Branch Bank has an option, exercisable for 170 days following the closing of the Acquisition, to acquire, at fair market value, any bank premises that were owned by, or any leases relating to bank premises held by, Colonial Bank (including ATM locations). Branch Bank is currently reviewing the bank premises and related leases of Colonial Bank. Branch Bank currently expects to acquire substantially all of the Colonial Bank facilities and leases. In addition, Branch Bank has an option, exercisable for 170 days following the closing of the Acquisition, to elect to assume or reject any contracts that provided for the rendering of services by or to Colonial Bank. Management anticipates approximately $245 million of pre-tax acquisition, transition and integration costs associated with the Acquisition.

Loss Sharing Arrangements

In connection with the Acquisition, Branch Bank entered into loss sharing agreements with the FDIC that collectively cover approximately $3.5 billion of single family residential mortgage loans and other real estate owned and approximately $10.8 billion of construction, commercial real estate and commercial and industrial loans and securities and other commercial assets (referred to collectively as “covered assets”). Certain other assets of Colonial Bank were acquired by Branch Bank and valued at approximately $5.9 billion that are not covered by loss sharing agreements with the FDIC. These assets include approximately $3.8 billion of marketable securities purchased at fair market value and approximately $220 million of consumer loans (other than single-family residential mortgage loans).

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse Branch Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Branch Bank for 80% of losses of up to $5 billion with respect to covered assets. The FDIC will reimburse Branch Bank for 95% of losses in excess of $5 billion with respect to covered assets. Branch Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Branch Bank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid Branch Bank 95% reimbursement under the loss sharing agreements. The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and Branch Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and Branch Bank reimbursement to the FDIC for eight years, in each case as described above.

In addition, on October 15, 2019 (the “True-Up Measurement Date”), Branch Bank has agreed to pay to the FDIC 55% of the excess, if any, of (1) $1 billion less (2) the sum of (a) 25% of (i) the aggregate of all of the payments made or payable to Branch Bank under the Shared-Loss Agreements minus (ii) the aggregate of all of the payments made or payable to the FDIC under the Shared-Loss Agreements plus (b) 20% of the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the shared loss agreements during which the applicable shared loss agreement is in effect (with such period servicing amounts to equal, for any twelve-month period with respect to which respect to each of the shared loss agreements during which such shared loss agreement is in effect, the product of the simple average of the principal amount of shared loss loans and shared loss assets (other than the shared-loss securities) at the beginning and end of such period and 2%) (the “Upside on Loss Arrangement”).

The above reimbursable losses and recoveries are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective date of the Acquisition. The amount that Branch Bank realizes on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods.

We believe that the loss sharing arrangement described above, coupled with cash payment made by the FDIC to Branch Bank in connection with the closing of the Acquisition, will substantially offset losses Branch Bank may incur, even if the covered assets subject to loss sharing ultimately prove to have limited or no value.

Anticipated Effect on Operating Results and Cash Flows

Management believes the loss sharing agreement may have a material impact on our cash flows and operating results in both the short term and the long term. In the short term, it is likely that a significant portion of the covered loan assets will experience deterioration in payment performance or will be determined to have inadequate collateral values when compared with the principal amount outstanding under the loans. In such instances, we will cease the accrual of interest in our income accruals, which will affect our operating results, and

Branch Bank will likely no longer receive payments from the borrowers, which will affect cash flows. The loss sharing agreements will not offset the financial effects of such a situation. However, if a loan is subsequently written off after Branch Bank completes its customary collection efforts, the loss sharing agreements will reimburse Branch Bank for a substantial portion of the losses associated with the covered assets and reduce the impact such a write-off would otherwise have to our net income.

The effects of the loss sharing agreements on cash flows and operating results in the long term will be similar to the short-term effects described above and will depend primarily on the value of the various loans covered by the loss sharing agreements. As the loss sharing agreement covers up to a 10-year period (five years for non-single family residential loans), changing economic conditions will likely affect the timing of future write-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from the borrowers or cash payments received from the FDIC (as part of the FDIC’s reimbursement under the loss sharing arrangements) may be recognized unevenly over this period, as Branch Bank uses its customary collection efforts to realize value under these loans. In addition, we will record substantial discounts related to the acquisition of the covered assets. A portion of these discounts may be accretable to income over the term of the loss sharing agreements if Branch Bank is able to realize value in any of the covered assets above the discounted value recorded at the time of the Acquisition, which and will be dependent on a variety of national, regional and local economic factors and upon the timing and success of Branch Bank’s collection efforts with respect to the covered assets.

Anticipated Effect on Capitalization

At June 30, 2009, we were “well-capitalized” under relevant regulatory ratios. While the Acquisition and this offering reduces our leverage and total equity-to-total assets ratios, the risk-based capital ratios increase due to the expected net increase to capital as a result of the Acquisition and this offering and the lower risk weighting on loans and other real estate owned due to the FDIC guarantees. We believe that we are and will continue to be “well-capitalized” following the Acquisition.

The Offering

Issuer	BB&T Corporation

Securities offered	shares of common stock, par value $5.00 per share.

Over-allotment option	The underwriters may purchase up to an additional shares of common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Shares of common stock outstanding after this offering	shares of common stock outstanding ( shares of common stock if the underwriters exercise in full their over-allotment option).

Use of proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from the sale of our common stock for general corporate purposes, which may include the acquisition of other companies, repurchasing outstanding shares of our common stock, and extending credit to, or funding investments in, our subsidiaries, and for supplementing tangible capital levels.

The precise amounts and timing of our use of the net proceeds of this offering will depend upon our funding requirements and those of our subsidiaries and the availability of other funds. See “Use of Proceeds.”

New York Stock Exchange symbol	“BBT.”

The number of shares of common stock outstanding immediately after the closing of this offering is based on 648,138,236 shares of common stock outstanding as of July 31, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ option to purchase additional shares, and 54,226,524 shares of common stock issuable under our stock compensation plans as of June 30, 2009.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the risks described below and the risk factors concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2008, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated by reference herein, before deciding whether an investment in our common stock is suitable for you.

Risks Related to the Acquisition of the Business and Assets of Colonial Bank.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with the Colonial Bank acquisition all of which may not be supported by the loss sharing agreement with the FDIC.

In connection with the Colonial Bank acquisition, we are acquiring a significant portfolio of loans. Although we expect to mark down the loan portfolio we have acquired, there is no assurance that the non-impaired loans we acquired will not become impaired or that the impaired loans will not suffer further deterioration in value resulting in additional charge-offs to this loan portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, which may increase the level of charge-offs that we make to our loan portfolio, and, consequently, reduce our net income, may also increase the level of charge-offs on the loan portfolio that we have acquired in the acquisition of Colonial Bank and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur. See “Risk Factors—Changes in national and local economic conditions could lead to higher loan charge-offs and reduce BB&T’s net income and growth” and “Risk Factors—Weakness in the markets for residential or commercial real estate, including the secondary residential mortgage loan markets, could reduce BB&T’s net income and profitability” in our Annual Report on Form 10-K for the year ended December 31, 2008 for more information on the factors affecting the levels of these charge-offs.

Although we have entered into loss sharing agreements with the FDIC, which provide that a significant portion of losses related to specified loan portfolios that we have acquired in connection with the acquisition of Colonial Bank will be borne by the FDIC, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, the loss sharing agreements have limited terms; therefore, any charge- off of related losses that we experience after the term of the loss sharing agreements will not be reimbursed by the FDIC and will negatively impact our net income. In connection the acquisition of Colonial Bank, we also acquired certain loan portfolios that are not subject to the loss sharing agreements. Any charge-offs related to these loan portfolios will be borne by us in full and would also negatively impact our net income. See “Summary—Recent Developments—Colonial Bank Acquisition” for more information.

We may fail to realize any benefits and incur unanticipated losses related to the assets of Colonial Bank that we acquired and the liabilities of Colonial Bank that we assumed.

The success of the Colonial Bank acquisition will depend, in part, on our ability to successfully combine the acquired business and assets with our business and our ability to successfully manage the significant loan portfolio that we have acquired. As with any acquisition involving a financial institution, particularly one like Colonial Bank with a large number of bank branches, there may be business and service changes and disruptions that result in the loss of customers or cause customers to close their accounts and move their business to competing financial institutions. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Successful integration may also be hampered by many differences between the two organizations. Although we have significant operations in most of the regional markets in which Colonial Bank operated, other than Alabama, Nevada and Texas, the loss of key employees of

Colonial Bank could adversely affect our ability to successfully conduct our business in certain local markets in which Colonial Bank operated, which could have an adverse effect on our financial results. Integration efforts will also divert our management’s attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit our successful integration with Colonial Bank. If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully, or at all, or may take longer to realize than expected. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

This prospectus supplement contains limited financial information on which to evaluate the acquisition of Colonial Bank.

The acquisition of the banking operations and certain assets of Colonial Bank is a significant acquisition for us; however, this prospectus supplement contains limited financial information on which to evaluate the acquisition of Colonial Bank. The prospectus supplement may not contain all of the financial and other information about Colonial Bank and the assets that we have acquired that you may consider important, including information related to the loan portfolio that we have acquired, the impact of the acquisition on us and, ultimately, an investment in our common stock.

We will be expanding our operations into new geographic areas.

Portions of the market areas represented by Colonial Bank, including those in Alabama, Nevada and Texas, are areas in which we currently conduct limited or no banking activities. In particular, Colonial Bank had significant operations in Alabama, where we had a very limited presence. We must effectively integrate these new markets to retain and expand the business currently conducted by Colonial Bank. Our ability to compete effectively in the new markets will be dependent on our ability to understand the local market and competitive dynamics and identify and retain certain employees from Colonial Bank who know their markets better than we do.

Prior to the acquisition, Colonial Bank was the subject of several regulatory investigations and a criminal investigation in connection with accounting irregularities and these investigations may require significant resources and management attention.

Prior to the acquisition, Colonial Bank was the subject of a federal criminal investigation relating to the bank’s mortgage warehouse lending division and related accounting irregularities. Colonial Bank also had recently received subpoenas from the Special Inspector General for the Troubled Asset Relief Program and the SEC. Although the assets and liabilities that the FDIC determines are related to alleged fraudulent or criminal activities will be excluded from the acquisition of Colonial Bank, during the process of integrating Colonial Bank with us, we may discover other inconsistencies in standards, controls, procedures and policies that adversely affect our ability to achieve the anticipated benefits of the acquisition of Colonial Bank. Additionally, we will need to ensure that the banking operations of Colonial Bank that we have acquired maintain effective disclosure controls as well as internal controls and procedures for financial reporting, and such compliance efforts may be costly and may divert the attention of management.

The Colonial Bank acquisition has increased our commercial real estate and construction loan portfolio, which have a greater credit risk than residential mortgage loans.

With the acquisition of the Colonial Bank loan portfolio, our commercial loan and construction loan portfolios have become a larger portion of our total loan portfolio than it was prior to the Colonial Bank acquisition. This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending, where we have historically had a focus, because the principal is concentrated in a limited number of loans with repayment dependent on the successful operation of the related real estate or construction project. Consequently, these loans are more sensitive to the current adverse conditions in the real estate market and the general economy. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be more difficult to dispose of in a market decline.

Risks Related to an Investment in Our Common Stock.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors including:

•	actual or anticipated variations in quarterly operating results;

•	recommendations by securities analysts;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes, credit loss trends, or currency fluctuations could also cause our stock price to decrease regardless of our operating results. Further, our acquisition of all deposits, certain assets, and certain other liabilities of Colonial Bank could cause our stock price to decrease regardless of our operating results.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of common stock or the issuance of convertible securities would dilute the ownership interest of our existing common shareholders. The market price of our common stock could decline as a result of this offering as well as other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur.

We may further reduce the dividends on our common stock.

Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock are not entitled to receive dividends. Downturns in the domestic and global economies, including during the past year or more, could cause our board of directors to consider, among other things, the reduction of dividends paid on our common stock. This could adversely affect the market price of our common stock. Additionally, our board of directors reduced the dividend on our common stock, commencing in the third quarter of 2009, and our board of directors could decide to further reduce the dividends on our common stock. See “Dividend Policy.”

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock, if any. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock.

We are a holding company, and as a result we are dependent on dividends from our subsidiaries, including Branch Bank, to provide funds for payment of dividends to our shareholders.

We are a non-operating holding company, whose principal asset and source of income is our ownership in our operating subsidiaries. We are a legal entity separate and distinct from our subsidiaries and, therefore, rely primarily on dividends from these subsidiaries to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which Branch Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. Although we maintain cash positions for liquidity at the holding company level, if Branch Bank or other of our subsidiaries were unable to supply us with cash over time, we could be unable to pay dividends to our shareholders.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the common stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of North Carolina law and our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our articles of incorporation authorize our board of directors to issue additional series of preferred stock, and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. See “Description of Our Capital Stock – Anti-Takeover Provisions.”

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $            (or approximately $             if the underwriters exercise their over-allotment option in full).

The net proceeds of this offering will be used for general corporate purposes, which may include the acquisition of other companies, repurchasing outstanding shares of our common stock, and extending credit to, or funding investments in, our subsidiaries, and for supplementing tangible capital levels. The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries’ funding requirements and the availability of other funds.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE under the symbol “BBT.” On August 14, 2009, the last reported sale price of our common stock on the NYSE was $28.23 per share. The following table provides the high and low sales price per share during the periods indicated, as reported on the NYSE.

	Low	High
2009
Third Quarter (through August 14, 2009)	$19.83	$28.42
Second Quarter	16.27	28.67
First Quarter	12.90	27.72

2008
Fourth Quarter	$21.47	$40.00
Third Quarter	18.71	45.31
Second Quarter	21.40	37.85
First Quarter	25.92	36.96

2007
Fourth Quarter	$30.36	$42.61
Third Quarter	36.95	43.00
Second Quarter	39.13	43.02
First Quarter	39.54	44.30

As of July 31, 2009, there were 648,138,236 shares of common stock issued and outstanding. As of June 30, 2009, there were approximately 372,000 shareholders of record.

DIVIDEND POLICY

The following table sets forth, for the periods indicated, the cash dividends per share declared for our common stock. Our most recent dividend was $0.15 per share, which was declared in May 2009 for the third quarter of 2009 and paid on August 3, 2009 to the shareholders of record on July 10, 2009.

Common Stock Dividend
2009
Third Quarter	$0.15
Second Quarter	0.47
First Quarter	0.47

2008
Fourth Quarter	$0.47
Third Quarter	0.47
Second Quarter	0.46
First Quarter	0.46

2007
Fourth Quarter	$0.46
Third Quarter	0.46
Second Quarter	0.42
First Quarter	0.42

In an effort to maintain a strong capital base and to fund a portion of our repurchase of the 3,133.64 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000,000 liquidation preference per share (the “Series C Preferred Stock”) and the warrant to purchase up to 13,902,573 shares of our common stock (the “Warrant”) issued to the U.S. Department of the Treasury as part of the Troubled Asset Relief Program—Capital Purchase Program, our board of directors reduced the quarterly dividend on our common stock to $0.15 per share from $0.47, commencing in the third quarter of 2009. We repurchased the Series C Preferred Stock on June 17, 2009 for approximately $3.1 billion, including approximately $13.9 million of accrued and unpaid dividends, and the Warrant for approximately $67 million on July 22, 2009.

The amount of future dividends will depend upon earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes the terms of our common stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, North Carolina law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. See “Incorporation of Certain Information by Reference.”

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of July 31, 2009, there were 648,138,236 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. All outstanding shares of our common stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends when, as, and if, declared by our board of directors out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of our common stock do not have cumulative voting, preemptive, redemption or conversion rights. The rights and privileges of holders of our common stock are subject to any preferences that our board of directors may set for any series of our preferred stock that we may issue in the future.

The transfer agent and registrar for our common stock is Branch Bank. We intend to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of our common stock to be issued in this offering.

Anti-Takeover Provisions

Provisions of the North Carolina Business Corporation Act, which we refer to as the “NCBCA,” and our articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of our board of directors to issue shares of our preferred stock and to set the voting rights, preferences and other terms of our preferred stock, may delay or prevent takeover attempts not first approved by our board of directors. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect our interests and our shareholders.

Control Share Acquisition Act

The NCBCA’s Control Share Acquisition Act, which we refer to as the “Act”, may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

Preferred Stock

Under our articles of incorporation, we may issue shares of our preferred stock in one or more series as may be determined by our board of directors. Our board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions on such shares, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any of our preferred stock issued may rank senior to our common stock with respect to the payment of dividends and/or amounts paid upon our liquidation, dissolution or winding up. In addition, any shares of our preferred stock may have class or series voting rights. Under some circumstances, the issuance of shares of our preferred stock, or merely the existing authorization of our board of directors to issue shares of our preferred stock, may tend to discourage or impede a merger or other change in control of BB&T.

Provisions Regarding Our Board of Directors

Our bylaws provide for a board of directors having not less than three nor more than 25 members as determined from time to time by vote of a majority of the members of our board of directors or by resolution by our shareholders. Each director is elected to serve for a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director when a successor may be elected and qualified, unless the director dies, resigns, retires or is disqualified or removed before that meeting. Under our bylaws, our directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

Meeting of Shareholders; Shareholders’ Nominations and Proposals

Under our bylaws, meetings of the shareholders may be called only by our chairman of the board of directors, chief executive officer, president, chief operating officer, secretary or our board of directors. Our shareholders may not request that a special meeting of shareholders be called. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual shareholders’ meeting.

The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in our change of control. Our bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the board of directors or one of its committees, of candidates for election as directors. Our bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing to our Secretary at least 60 days but no more than 90 days before the one-year anniversary of the notice date of the most recent annual meeting of shareholders, together with certain biographical information about the candidate and the shareholder’s name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify our Secretary in writing at least 60 days but no more than 90 days before the one year anniversary of the notice date of the most recent annual meeting of shareholders of the shareholder’s intention. The notice must contain, among other information: (1) a brief description of the proposal, (2) the name and shareholdings of the shareholder submitting the proposal and (3) any material interest of the shareholder in the proposal.

Restrictions on Ownership

The Bank Holding Company Act of 1956 requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Board of Governors of the Federal Reserve System to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual is subject to regulation as a bank holding company, under the Bank Holding Company Act.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with shares of common stock that are held as a capital asset by a non-U.S. holder who purchases common stock in this offering.

A “non-U.S. holder” means a person (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and your holding period in the common stock, and (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the five-year period preceding such disposition, or (ii) our common stock ceases to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Credit Suisse (USA) Securities LLC and Deutsche Bank Securities Inc. are joint book-running managers and the representatives of the underwriters listed below. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Credit Suisse (USA) Securities LLC
Deutsche Bank Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the over-allotment option described below.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price listed on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted an option to the underwriters to purchase, within 30 days of the date of this prospectus supplement, up to              additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial number of shares of common stock reflected in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by BB&T	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

Our common stock is traded on the New York Stock Exchange under the symbol “BBT.”

We and certain of our directors and executive officers have agreed with the underwriters not to offer, sell, announce an intention to sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of our common stock, or any options or warrants to purchase any shares of our common stock, or securities convertible into or exchangeable for or that represent the right to receive shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement (the “lock-up period”), except pursuant to limited exceptions including, among others, an exception for shares acquired pursuant to the exercise of previously granted options expiring within the lock-up period that were acquired pursuant to an existing or previously existing equity incentive plan, or with the prior written consent of Credit Suisse (USA) Securities LLC and Deutsche Bank Securities Inc. on behalf of the underwriters. Certain directors and officers have options expiring during the lock-up period, and the shares issuable upon exercise thereof may be sold during the lock-up period pursuant to the foregoing exception.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of those liabilities.

In compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker-dealer, together with the reimbursement of any counsel fees and due diligence expenses by us, may not exceed 10% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement. It is anticipated that the maximum commission or discount to be received in any particular offering of securities, including any reimbursement for due diligence expenses, will be significantly less than this amount.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or impede a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial, advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Because BB&T Capital Markets, our affiliate, is a participating co-manager, this offering is being conducted in compliance with NASD Conduct Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide independent market,” as defined by FINRA rules, exists as of the date of the filing of the registration statement and as of the effective date thereof.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by BB&T of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the BB&T; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

VALIDITY OF SECURITIES

Certain legal matters will be passed upon for us by Frances B. Jones, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T and Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Ms. Jones will rely upon the opinion of Squire, Sanders & Dempsey L.L.P. as to matters of New York law. Ms. Jones owns shares of our common stock and holds options to purchase additional shares of our common stock. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BB&T incorporated in this prospectus supplement by reference to BB&T’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

BB&T Corporation

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT WARRANTS

EQUITY WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

JUNIOR SUBORDINATED DEBENTURES

GUARANTEES

UNITS

BB&T Capital Trust V

BB&T Capital Trust VI

BB&T Capital Trust VII

BB&T Capital Trust VIII

CAPITAL SECURITIES

These securities may be offered and sold from time to time by us or by the capital trusts identified above, and also may be offered and sold by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. These securities are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “BBT.” Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101 (telephone: (336) 733-2000).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2008.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	an accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering and sale of the securities and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities identified in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “BB&T,” “we,” “us,” “our” or similar references mean BB&T Corporation.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register the securities offered by this prospectus includes exhibits, schedules and additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our SEC filings also are available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are incorporated by reference:

(1)	our annual report on Form 10-K for the year ended December 31, 2007;

(2)	our quarterly report on Form 10-Q for the quarter ended March 31, 2008;

(3)	our current reports on Form 8-K filed on January 4, 2008 and January 24, 2008, current report on Form 8-K/A filed on January 24, 2008 and current reports on Form 8-K filed on March 11, 2008, April 22, 2008 and May 5, 2008; and

(4)	the description of our common stock, par value $5.00 per share, contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 1991.

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All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities are incorporated by reference in this prospectus (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference in this prospectus.

We will provide without charge to each person (including any beneficial owner) to whom a prospectus is delivered, on the written or oral request of any such person, a copy of any or all of these filings (other than the exhibits to such documents, unless that exhibit is specifically incorporated by reference in that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Investor Relations, Telephone: (336) 733-3058.

No separate financial statements of the trusts are included or incorporated by reference in this prospectus. BB&T and the trusts do not believe that such financial statements would be material to holders of capital securities because the trusts are special purpose entities, have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than issuing the capital securities and holding as trust assets any corresponding securities. In addition, we do not expect that the trusts will be filing reports with the SEC under the Securities Exchange Act of 1934.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The consolidated ratios of earnings to fixed charges for BB&T Corporation and its subsidiaries for the periods indicated below were as follows:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Earnings to fixed charges:
Including interest on deposits:	1.70 x	1.67 x	1.63 x	1.76 x	2.22 x	2.88 x	2.24 x
Excluding interest on deposits:	2.91 x	3.06 x	2.77 x	3.25 x	4.17 x	5.62 x	3.94 x

For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third of rents (the proportion representative of the interest factor) and all amortization of debt issuance costs.

As of the date of this prospectus, we have no preferred stock outstanding.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as set forth in the applicable prospectus supplement.

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VALIDITY OF SECURITIES

The validity of the securities may be passed upon for us by Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T, or by counsel named in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents. Unless the applicable prospectus supplement or, if necessary, the applicable pricing supplement, indicates otherwise, certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreements and the creation of the trusts will be passed upon for us and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trusts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BB&T incorporated in this prospectus by reference to BB&T’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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BB&T Corporation

PROSPECTUS SUPPLEMENT

                    , 2009

(Including Prospectus

dated July 25, 2008)

Credit Suisse

Deutsche Bank Securities

BB&T Capital Markets